CERTIFICATE OF TRUST
                                       OF
                                 GALLERY TRUST

     This Certificate of Trust of Gallery Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the "Act"), sets forth the following:

FIRST:    The name of the statutory trust formed hereby is: Gallery Trust.

SECOND: As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

          The Corporation Trust Company
          1209 Orange Street
          Wilmington, Delaware 19801
          New  Castle  County

THIRD: Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a open-end management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

FOURTH:   This  Certificate  of  Trust  shall  be  effective  upon  filing.

FIFTH:    Notice is hereby given that the Trust is a series Trust. Pursuant to
          Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof. Except as otherwise provided in or pursuant to the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 25th day of August, 2015.



                                                       /s/  Michael  Beattie
                                                       -----------------------
                                                       Name:  Michael  Beattie
                                                       Title:  Trustee